Exhibit 10.19

EXECUTION COPY

TRADEMARK SUBLICENSE AGREEMENT

This Trademark Sublicense Agreement (this “Sublicense Agreement”) is made effective as of September 1, 2011 (the “Effective Date”) by and between Caesars Tournament, LLC (“CT”) and Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.) (“CEC”).

WHEREAS, CT has purchased Tournament Rights (as defined in the Tournament Rights Purchase Agreement) from Caesars Entertainment Operating Company, Inc. (formerly known as Harrah’s Operating Company, Inc.) (“CEOC”) under the Tournament Rights Purchase Agreement made effective as of September 1, 2011 (“Tournament Rights Purchase Agreement”) and now has a direct license from Caesars Interactive Entertainment, Inc. (formerly known as Harrah’s Interactive Entertainment, Inc.) (“CIE”) to operate Permitted Tournaments (as defined in the CT License Agreement) under the CT License Agreement attached to the Tournament Rights Purchase Agreement (“CT License Agreement”); and

WHEREAS, CEC desires to sublicense rights to operate, and/or to enable its subsidiaries to operate, Sublicensed Tournaments (as defined below), including at the land-based hotel and casino property commonly known as Rio All Suite Hotel & Casino, Las Vegas (the “RIO Hotel”), and CT desires to grant such sublicense, under the terms and conditions set forth in this Sublicense Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

For the purposes of this Sublicense Agreement, the following terms shall have the following meanings.

1.1 “Final Table” means the “Final Table” event of the $10,000 buy-in No-Limit Hold-Em Championship that is part of the Sublicensed Tournaments, as described in the 2011 World Series of Poker schedule.

1.2 “Final Table Guidelines” means the guidelines set forth and identified as “Final Table Guidelines” in Exhibit B.

1.3 “Host” means RIO, or such other party that CEC designates to operate the Sublicensed Tournaments with the written consent of CT pursuant to Section 2.2.

1.4 “Host Marks” means (i) the trademarks, trade names and logos set forth on Exhibit F and (ii) any modified versions of such marks (including composites thereof).

1.5 “Host Property” means the RIO Hotel in which the Sublicensed Tournaments are operated as of the Effective Date, or such other property that CEC designates to host the Sublicensed Tournaments with the written consent of CT pursuant to Section 2.2.

1.6 “Licensed Marks” means (i) the trademarks, trade names and logos set forth in Exhibit E and (ii) any modified versions of such marks (including composites thereof) and any related trademarks, service marks, trade styles, trade dress, logos, designs or other source identifiers that are licensed from CIE to CT under the CT License Agreement.

1.7 “Licensee” means CEC, or, in the event of assignment of this Sublicense Agreement to RIO or a RIO Purchaser pursuant to Section 9.5(b), RIO or the RIO Purchaser, as applicable.

1.8 “Licensor” means CT, or, in the event this Sublicense Agreement becomes a direct license between Licensee and CIE pursuant to Section 5.7, CIE.

1.9 “Permitted Tournament Guidelines” means the guidelines set forth and identified as “Permitted Tournament Guidelines” in Exhibit A.

1.10 “Sublicense Term” means the period commencing as of the Effective Date and ending on the dale that is five (5) years from the Effective Date, unless earlier terminated as provided in Section 5.

1.11 “RIO” means Rio Properties, LLC.

1.12 “RIO Purchaser” has the meaning given to it in Section 9.5(b).

1.13 “Sponsorship Agreement” shall mean any contractual relationship with a third party which provides such third party with benefits driven predominantly by the stature of the World Series of Poker intellectual property, signage and other brand placements in and around the Sublicensed Tournaments venues and surrounding common areas, sampling, and on-site experiential marketing and access to consumer information or data from participants in the Sublicensed Tournaments.

1.14 “Sublicensed Territory” means Las Vegas, Nevada.

1.15 “Sublicensed Tournaments” means the live, in-person tournament events held in the Host Property as of the Effective Date and currently called “World Series of Poker” located in Las Vegas, operated under one or more Licensed Marks, as described in the 2011 World Series of Poker schedule. For avoidance of doubt. Sublicensed Tournaments will not include any tournaments or other poker events performed by means of communications facilitated directly or indirectly by the Internet or any other public or private communications network through the use of access devices (e.g., personal computers, televisions, mobile or cellular telephones, etc.) connected via physical connections, wirelessly or otherwise.

1.16 “WSOP Sponsors” means those third parties to whom either Licensor or CIE has granted sponsorship rights or benefits in connection with the World Series of Poker© tournaments.

2.	Sublicense and Payment

2.1 Sublicense. Subject to the terms and conditions of this Sublicense Agreement (including without limitation Sections 2.4 and 3), Licensor hereby grants to Licensee an exclusive (except as provided in Section 2.8). non-sublicensable (except for as provided in Section 2.2) license, during the Sublicense Term, to use, reproduce, distribute and display the Licensed Marks solely in connection with the operation of Sublicensed Tournaments in the Sublicensed Territory in accordance with the Permitted Tournament Guidelines set forth in Exhibit A, including any advertising related thereto (but without the ability to enter into Sponsorship Agreements or media distribution agreements related to the foregoing); provided, however, that (a) Licensee may only operate the Sublicensed Tournaments in the Host Property; (b) the right to use, reproduce, distribute and display the Licensed Marks in connection with the Final Table may be removed from the scope of this license grant in accordance with Section 2.3: (c) in all cases, such use, reproduction, distribution and display will be subject to Licensor’s prior written approval in Licensor’s sole and absolute discretion; and (d) any uses of the Licensed Marks that are substantially consistent with uses of the Licensed Marks by Licensor or CIE in connection with the 2011 World Series of Poker Las Vegas shall be deemed to have been approved by Licensor until such time as Licensor institutes changes to the Licensed Marks, the Usage Guidelines or the Marketing Code (each as defined below). Licensor’s approval rights shall include the form, content, placement and timing of such usages, including, but not limited to, where advertising is placed, approval of advertising or marketing materials, and placement of the Licensed Marks within advertising or marketing materials. In the event that Licensee chooses not to operate, or cause the Host to operate, any Sublicensed Tournaments at the Host Property during the Sublicense Term for any given year(s) (such Sublicensed Tournaments, the “Declined Tournaments”), Licensee shall promptly (but in any event, no less than 12 months prior to the scheduled date of the Declined Tournament(s)) notify Licensor of such decision. Licensee and Licensor shall have 30 days to agree on a New Host and/or New Host Property (as such terms are defined below). In the event that Licensee and Licensor do not reach agreement regarding a New Host and/or New Host Property at the end of such 30-day period, the exclusive sublicense granted to Licensee in this Section 2.1 shall, effective as of 30 days from the date of the initial notice, be revoked for the applicable year(s) of the Sublicense Term to which the Declined Tournament(s) relate. Licensor shall therefore have the right to enter into a license agreement or agreements with any third party in order to grant such party the right to operate such Sublicensed Tournament(s) for the applicable year(s) of the Sublicense Term to which the Declined Tournament(s) relate. Licensee further agrees to provide such third party with such information and cooperation as Licensor may reasonably request.

2.2 Further Sublicensing. The sublicense granted to Licensee in Section 2.1 is sublicensable only to the Host solely in connection with the Host’s operation (including, advertising, marketing and promotion) of the Sublicensed Tournaments in the Host Property. In the event Licensee wishes any party other than RIO (a “New Host”) to host and operate the Sublicensed Tournaments or for the Sublicensed Tournaments to be held at any property other than the RIO Hotel (a “New Host Property”), it may do so only upon the written consent of Licensor, at which time Exhibit F shall be amended to replace the current trademarks, trade names and logos contained therein with the trademarks, trade names and logos associated with the New Host and/or New Host Property. In the event of the assignment of this Sublicense Agreement to RIO or the RIO Purchaser pursuant to Section 9.5(b), Licensee shall have no right to sublicense the sublicense granted to Licensee in Section 2.1 and this Section 2.2 will be of no further force and effect.

2.3 Final Table. The parties acknowledge that the right to use, reproduce, distribute and display the Licensed Marks in connection with the Final Table may be removed from the scope of the license granted to Licensee in Section 2.1 by Licensor at any time, in Licensor’s sole discretion, by providing written notice (a “Final Table Notice”) to Licensee not less than 180 days prior to any scheduled Final Table, provided that the ability to locate the Final Table at a venue other than the Host Property is subject to receipt of all gaming regulatory approvals. Upon delivery of a Final Table Notice, (a) the sublicense granted to Licensee in Section 2.1 shall, effective as of the date of the Final Table Notice, be revoked with respect to the Final Table(s) that are specified in the Final Table Notice and (b) Licensee shall not, and shall cause the Host not to, host and operate the Final Table, or any similar event, in the Host Property for the year(s) specified in the Final Table Notice; provided, however, that, for so long as Licensor is a CEC controlled affiliate and has not declined to host a Sublicensed Tournament as described in Section 2.1, Licensor shall only allow a CEC controlled affiliate to host the Final Table. Until such time, if at all, that Licensor delivers a Final Table Notice to Licensee for any given year, (x) the sublicense granted to Licensee in Section 2.1 shall be deemed to include the right to operate the Final Table and (y) in addition to all other terms and conditions of this Sublicense Agreement, Licensee shall, and shall cause the Host to, comply with, host and operate the Final Table in accordance with, the Final Table Guidelines.

2.4 Payment. In consideration of the sublicense granted in Section 2.1, Licensee will pay to Licensor in each year of this Agreement the following payments (collectively, the “Fees”), with fifty percent (50%) of each payment due no later than sixty days prior to the start of the Tournament and the balance due no later than the tenth day from end of tournament play before the Final Table.

(a)	Year 1: Two Million US Dollars ($2,000,000)

(b)	Year 2: Two Million US Dollars ($2,000,000)

(c)	Year 3: Two Million US Dollars ($2,000,000)

(d)	Year 4: Two Million US Dollars ($2,000,000)

(e)	Year 5: Two Million US Dollars ($2,000,000)

All payments and fees due hereunder shall be paid in U.S. currency by wire transfer of immediately available funds to the account and in accordance with the instructions specified from time to time in writing by Licensor. The Fees and any other sums payable hereunder by Licensee shall be non-refundable. Unpaid amounts due and owing from Licensee shall bear interest at the Interest Rate on all unpaid sums more than fifteen (15) days from the due date.; provided, however, that if the day on which any such amounts due and owing from Licensee can be paid without being considered past due falls on a non-business day, then the last day for paying such sums without being considered past due shall be the next business day thereafter. For the purposes of this section, “Interest Rate” means the lesser of eight percent (8%) simple interest per annum or the highest rate of interest allowed by applicable law.

2.5 Restrictions; Reservation of Rights. Licensee will not, and will cause the Host not to, use, reproduce, distribute or display (or authorize the use, reproduction, distribution or display of) the Licensed Marks in any manner other than as expressly authorized by this Sublicense Agreement. All Tournament Rights and rights in the Licensed Marks not expressly sublicensed to Licensee under this Sublicense Agreement are reserved by the applicable of Licensor or CIE. The grant of rights under this Sublicense Agreement does not include any other exploitation of the Licensed Marks, including with respect to media rights, sponsorships, merchandise bearing the Licensed Marks, or licensing of the Licensed Marks, all of which are reserved by the applicable of Licensor or CIE. Except for the expressly rights granted under this Sublicense Agreement, no rights are granted to either party by implication, estoppel or otherwise, under any of the other party’s intellectual property rights.

2.6 Assignment of Rights Created. Licensee hereby assigns, and shall cause its affiliates, the Host and each of their respective employees and independent contractors to assign, to CIE or CIE’s designee, all intellectual property rights created by or on behalf of Licensee that relate to the Licensed Marks. This Section shall survive the expiration or termination of this Sublicense Agreement.

2.7 Limited Warranties. Except as set forth in Section 6.1, Licensor makes no other warranties, whether express or implied, with regards to the use of the Licensed Marks, whether inside or outside of the United States, and other than as set forth in Section 6.5, will have no indemnification obligations with respect to any claims in which it is alleged that the use of the Licensed Marks, inside or outside of the United States infringes on the trademark or other proprietary rights of any third party.

2.8 Promotion by Licensor. Notwithstanding the exclusive sublicense granted to Licensee in Section 2.1, Licensor shall have the right to (a) use, distribute and display the Licensed Marks in connection with advertising, promotion and marketing of the Sublicensed Tournaments throughout the world and (b) grant WSOP Sponsors the right to use, distribute and display the Licensed Marks in connection with their sponsorship of the Sublicensed Tournaments throughout the world. Licensee hereby grants, and shall cause its affiliates and/or the Host to grant, to Licensor a nonexclusive, sublicensable, worldwide license, during the Sublicense Term, to use, reproduce, distribute and display the Host Marks solely in connection with the advertising, marketing and promotion of the Sublicensed Tournaments. Licensor hereby acknowledges and agrees that all uses of the Host Marks by it (or any of its sublicensees) pursuant to the terms of this Sublicense Agreement must be of sufficiently high quality as to protect the Host Marks and the goodwill symbolized thereby. For the avoidance of doubt, all uses of the Host Marks that are substantially consistent with any past uses of the Host Marks by Licensee, the Host, Licensor and/or CIE in connection with the advertising, marketing and promotion of the Sublicensed Tournaments shall be deemed to meet such standard and are hereby deemed approved by the Host.

3.	QUALITY CONTROL AND TOURNAMENT OPERATIONS

3.1 Guidelines; Compliance with Laws. Licensee shall, and shall cause the Host to, adhere to CIE’s then-current trademark usage guidelines and quality control standards with respect to the Licensed Marks (the “Usage Guidelines”) and to the Marketing Code of Commitment (the “Marketing Code”), as Licensor may from time to time update and communicate to Licensee in writing. A current copy of the Usage Guidelines, as of the Effective Date, is attached hereto as Exhibit C, and a current copy of the Marketing Code, as of the Effective Date, is attached hereto as Exhibit D. Licensee shall, and shall cause the Host to, also comply with all applicable laws and regulations (including, without limitation, laws and regulations relating to privacy, advertising and marketing, and gambling, gaming and casino activities), and shall, or shall cause the Host to, as applicable, obtain and maintain all necessary government licenses, permits and approvals, including, without limitation, those relating to the Licensed Marks and Sublicensed Tournaments and, as applicable and permitted herein, the advertising, promotion, marketing and operation thereof.

3.2 Protection of Marks.

(a) Licensed Marks. Licensee shall not, and shall cause the Host not to, alter, modify, adapt, amend or in any way change any Licensed Mark or any part thereof. Licensee shall not, and shall cause the Host not to, do or authorize to be done any action that would prejudice the validity or registration of the Licensed Marks or the goodwill associated therewith, including filing for, using or authorizing the use of any trademark, service mark, trade style, trade dress, logo, design or other source identifier (i) likely to cause consumer confusion with respect to the Licensed Marks or (ii) that is a composite mark of which any Licensed Mark is a part. It is understood that neither Licensee nor the Host shall acquire or claim any independent right, title or interest in or to the Licensed Marks by virtue of Licensee’s or the Host’s use of the Licensed Marks as provided in this Sublicense Agreement, it being the intention of the parties that all use of the Licensed Marks by Licensee or the Host, and all goodwill associated therewith, shall at all times inure to the exclusive benefit of CIE. Licensee shall not, and shall cause the Host not to, use, and shall not, and shall cause the Host not to, authorize to be used, the Licensed Marks or any confusingly similar marks or names in any trade name, entity name or business name.

(b) Host Marks. Licensor shall not alter, modify, adapt, amend or in any way change any Host Mark or any part thereof. Licensor shall not do or authorize to be done any action that would prejudice the validity or registration of the Host Marks or the goodwill associated therewith, including filing for, using or authorizing the use of any trademark, service mark, trade style, trade dress, logo, design or other source identifier (i) likely to cause consumer confusion with respect to the Host Marks or (ii) that is a composite mark of which any Host Mark is a part. It is understood that Licensor shall not acquire or claim any independent right, title or interest in or to the Host Marks by virtue of Licensor’s use of the Host Marks as provided in this Sublicense Agreement, it being the intention of the parties that all use of the Host Marks by Licensor, and all goodwill associated therewith, shall at all times inure to the exclusive benefit of Licensee. Licensor shall not use, and shall not authorize to be used, the Host Marks or any confusingly similar marks or names in any trade name, entity name or business name unless otherwise authorized to do so pursuant to another agreement.

3.3 Conduct of Business; Quality of Products and Services. Licensee shall, or shall cause the Host to, (a) conduct the Sublicensed Tournaments in a manner that is first-class and will reflect positively on the Licensed Marks and the global market leadership status of the Licensed Marks; (b) use the Licensed Marks in a manner that does not knowingly derogate Licensor or CIE’s respective rights in the Licensed Marks or the value of the Licensed Marks; (c) take no action that would interfere with, diminish or tarnish those rights or value; and (d) in addition to the other requirements of this Sublicense Agreement, use the Licensed Marks only in connection with products and services that meet generally accepted industry standards of quality and performance.

3.4 Tournament Operations. Licensee shall operate, or shall cause the Host to operate, the Sublicensed Tournaments each calendar year during the Sublicense Term in accordance with the Permitted Tournament Guidelines, except as otherwise agreed by the parties. Licensor and CIE shall retain the approval, operational and management rights and responsibilities in connection with the Sublicensed Tournaments as specified further in the Permitted Tournament Guidelines. Without limiting the specific provisions set forth in the Permitted Tournament Guidelines and subject to fulfillment of all applicable gaming laws and regulations, Licensor shall control the overall look and feel of the Sublicensed Tournaments, including the tournament gaming space and the ancillary space surrounding the tournament gaming space. The Permitted Tournament Guidelines may be amended from time to time by mutual agreement of the parties; provided, however, that Licensor shall have the right to amend the Permitted Tournament Guidelines in its sole discretion to the extent such amendments (a) do not create a material adverse effect on Licensee or the Host or each of their respective businesses and (b) do not create new responsibilities or obligations on Licensee or the Host that are substantially outside the scope of Licensee’s and the Host’s responsibilities and obligations as specified in this Sublicense Agreement and the Permitted Tournament Guidelines as each then exists prior to such amendment. In the event that the parties do not agree to any proposed amendment to the Permitted Tournament Guidelines, and such amendment does not qualify as an amendment that Licensor can make in its sole discretion pursuant to the proceeding sentence, the Permitted Tournament Guidelines, or the applicable portion thereof, shall remain unchanged provided that service levels for any given year will be at least equal to those applicable to the Sublicensed Tournaments from the immediately preceding year. Notwithstanding the above, for so long as the Host Property is a CEC controlled affiliate, the Permitted Tournament Guidelines shall only be amended by mutual agreement of the parties. Unless specifically stated otherwise in this Sublicense Agreement or in the Permitted Tournament Guidelines, all revenue from the Sublicensed Tournaments shall be retained by Licensee or, in the Licensee’s discretion, the Host, except for revenue derived from the exploitation of sponsorship and media distribution rights which shall be retained by Licensor.

3.5 Monitoring; Cooperation. Licensor and CIE shall have the right to monitor Licensee and the Host related to this Sublicense Agreement for the sole purpose of determining whether Licensee is complying with the Usage Guidelines, the Marketing Code, the Permitted Tournament Guidelines and other requirements of this Sublicense Agreement, and Licensee shall reasonably cooperate with such monitoring. In furtherance of the foregoing and without limiting Licensor’s prior approval rights set forth in Section 2.1, subject to prior written, reasonable notice from Licensor and with all costs borne by Licensor, Licensee shall, and shall cause the Host to, (a) provide to Licensor, at Licensor’s request, copies of representative samples of requested advertising, promotional and other materials that bear the Licensed Marks, (b) provide to Licensor reasonable information regarding the Sublicensed Tournaments, including use of the Licensed Marks in connection therewith and compliance with the Permitted Tournament Guidelines; and (c) permit Licensor or its authorized representatives, at such party’s prior written reasonable request, to inspect during normal business hours, Licensee’s and the Host’s facilities and any other location (including locations controlled by third-parties, subject to such third-parties agreeing to provide such access) and records to verify compliance with this Sublicense Agreement. For the avoidance of doubt, if Licensor finds that Licensee is not in compliance with this Sublicense Agreement, Licensee shall have the opportunity to cure such breach in accordance with Section 5.2(a)(ii).

3.6 Enforcement of Standards. If Licensor reasonably determines that any use of the Licensed Marks do not meet the requirements set forth in this Sublicense Agreement, Licensor may notify Licensee in writing, providing Licensee with a reasonably detailed description of the deficiencies. Licensee shall cure the deficiencies within thirty (30) days after receipt of such notice, and shall provide Licensor with evidence of such cure. If a deficiency is not cured to the commercially reasonable satisfaction of Licensor within such time period, Licensor shall have the right, effective on written notice to Licensee, to suspend use of any affected Licensed Mark by Licensee and the Host (during which time the exclusive license granted to Licensee in Section 2.1 shall immediately become nonexclusive) until the deficiencies are cured to the commercially reasonable satisfaction of Licensor.

4.	MAINTENANCE, RENEWAL AND ENFORCEMENT

4.1 Maintenance and Renewal. CIE shall prosecute and maintain the United States applications/registrations for the Licensed Marks during the Term. Licensee shall, and shall cause the Host to, reasonably cooperate with Licensor and CIE, at the expense of Licensor and CIE, in connection with the preparation and filing of any applications for registration, renewals, and other documentation reasonably determined by CIE to be necessary or advisable to obtain, preserve or maintain applicable rights in the Licensed Marks. Any such applications for registration, renewals and other documentation relating to the Licensed Marks shall be in the name of CIE.

4.2 Infringement and Enforcement.

(a) Licensee shall not, and shall cause the Host not to, directly or indirectly, infringe, misappropriate or violate any intellectual property rights of CIE or any CIE affiliate in the Licensed Marks, nor contest or aid others in contesting CIE’s and its affiliates’ validity or ownership of such rights, or take any other action in derogation thereof.

(b) If a party learns of any actual or threatened infringement, misappropriation, imitation or unauthorized use of the Licensed Marks (an “Infringement”), such party shall provide prompt written notice of such infringement, misappropriation, imitation or unauthorized use and a summary of the relevant facts and circumstances thereof known by such party to the other party.

(c) CIE shall have the first right (but not the obligation) to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate any Infringement) or otherwise enforce the Licensed Marks.

(d) If Licensee reasonably believes that any Infringement is materially related to Licensee’s or the Host’s licensed activities under this Sublicense Agreement and has a material adverse impact on such activities (a “Sublicense Field Infringement”), Licensee may request CIE, through Licensor, in writing to prevent or abate such Sublicense Field Infringement under the Licensed Marks and provide a summary of the relevant facts and circumstances of the Sublicense Field Infringement known to Licensee (“Sublicense Enforcement Request”).

(e) If CIE initiates suit under the terms of this Section 4.2, CIE shall have the sole and exclusive right to control such suit and to select its counsel for any such suit, at its own cost and expense. For any enforcement action related to any Sublicense Field Infringement, Licensor will use good faith efforts to keep Licensee reasonably informed and to pass along to CIE any reasonable comments Licensee may have with respect to any proceeding related to any Sublicense Field Infringement. Licensee shall, and shall cause the Host to, offer reasonable assistance to Licensor and CIE, including the execution of any and all documents, in connection with any proceeding related to any Sublicense Field Infringement at no charge to CIE except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance, but shall take no action nor incur any expenses on Licensor or CIE’s behalf without Licensor or CIE’s prior written approval.

(f) If a third party at any time asserts a claim that any Licensed Mark is invalid or otherwise unenforceable (an “Invalidity Claim”), CIE shall have the sole right at its sole discretion to control the response, if any, to any such Invalidity Claim.

5.	TERM AND TERMINATION

5.1 Term. The term of this Sublicense Agreement shall commence on the Effective Date and shall continue until the end of the Sublicense Term, unless earlier terminated as provided in this Section 5. The term may be extended at any time by the mutual written agreement of the parties, specifying, at a minimum, the length of the extension and the fees to be paid to Licensor during such extension.

5.2 Events of Default.

(a) The following actions or events shall constitute an “Event of Default” under this Sublicense Agreement:

(i) A failure by Licensee to pay the Fees to Licensor when due that is not cured within ten (10) days after written notice from Licensor to Licensee;

(ii) A failure by either party to materially perform or comply with any of the covenants, duties or obligations set forth in this Sublicense Agreement, that is subject to cure and is not cured within thirty (30) days following written notice of such default from the non-defaulting party to the defaulting party; provided, however, if (i) the default is not susceptible of cure within a thirty (30) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose the non-defaulting party to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended if the defaulting party commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure. In the event a material non-performance by any party is not subject to cure, this Sublicense Agreement may be terminated immediately upon written notice;

(iii) A breach or default of the same provision of this Sublicense Agreement that occurs more than two (2) times in any twelve (12) month period or more than three (3) times during the Sublicense Term;

(iv) The assignment or attempted assignment of this Sublicense Agreement in violation of Section 9.5;

(v) The insolvency of a party, or a party’s failure generally to pay its debts as such debts become due;

(vi) The issuance of a levy or an attachment against all or any material portion of the assets of a party resulting from a final judgment against a party for which all appeal periods have expired and which is not fully covered by insurance; or

(vii) Failure by Licensor, Licensee or the Host to be granted a gaming approval or other required license, or the revocation of any gaming approval or other required license by any gaming authority having jurisdiction over Licensor, Licensee or the Host, as applicable.

(b) In the event this Sublicense Agreement is assigned to RIO or the RIO Purchaser pursuant to Section 9.5(b), the following actions or events shall also constitute an “Event of Default” under this Sublicense Agreement:

(i) Any CIE Competitor becomes a stockholder of, lender to or equity investor in. RIO or the RIO Purchaser or otherwise has Control of RIO or the RIO Purchaser or becomes an affiliate of RIO or the RIO Purchaser, or enters into any marketing or affiliation agreement with RIO or the RIO Purchaser;

(ii) RIO or the RIO Purchaser sells, conveys, transfers or assigns the RIO Hotel or the business associated with the RIO Hotel to any CIE Competitor, or enters into a written agreement to do any of the foregoing;

For purposes of this Section 5.2(b), (i) “CIE Competitor” means any entity that operates any online gaming activities of any kind (play-for-fun or real money) or any land-based poker tours or tournaments, in which any of the events related to such tour or tournament are televised, and any of their respective affiliates, successors or assigns and (ii) “Control” means, with respect to a particular person, possession of the direct or indirect power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

5.3 No Guarantee of Performance. Licensee acknowledges and agrees that Licensor has not made any representations or claims with regard to the financial performance of the Host Property as a result of this Sublicense Agreement or hosting of the Sublicensed Tournaments, or that hosting these tournaments will contribute to the ability of Licensee to maintain or increase the Host Property customer base, or to meet its revenue or income projections for the Host Property. In no event shall Licensor be deemed in default of its obligations under this Sublicense Agreement or applicable law or be liable in any way by reason of the failure of the financial performance of the Sublicensed Tournaments to meet Licensee’s expectations or income projections, or enable the Host Property to maintain or increase its customer base (other than to the extent resulting from a material breach of this Sublicense Agreement by Licensor). In no event shall Licensee be deemed in default of its obligations under this Sub license Agreement or applicable law or be liable in any way if the number of participants who register for and/or play in the Sublicensed Tournament is less than the number of such participants in any prior year.

5.4 Remedies for Event of Default. Subject to the terms of this Sublicense Agreement, if any Event of Default shall have occurred, the non-defaulting party shall have the right to terminate this Sublicense Agreement by reason of the occurrence of an Event of Default and exercise against the defaulting party any other rights and remedies available to the non-defaulting party under this Sublicense Agreement or, subject to any limitations imposed by this Sublicense Agreement, at law or in equity.

5.5 Notice of Termination. If termination of this Sublicense Agreement is an available remedy, such remedy shall be exercised by the non-defaulting party by written notice to the defaulting party, in which case this Sublicense Agreement shall terminate on either: (i) the date specified in this Sublicense Agreement; or (ii) if not specified in this Sublicense Agreement, the date specified by the non-defaulting party in the termination notice, which date shall in no event be sooner than ten (10) days nor later than sixty (60) days, after the delivery of such notice.

5.6 Effect of Expiration or Termination.

(a) Upon expiration or termination of this Sublicense Agreement (“Termination”) by any reason whatsoever (and without prejudice to any remedies available to either party by reason thereof), Licensee shall, and shall cause the Host to, immediately cease all operations of the Sublicensed Tournaments and all uses of the Licensed Marks and all rights and licenses in and to the Licensed Marks and the Sublicensed Tournaments granted under this Sublicense Agreement will revert back to Licensor, except that Sections 1, 6 and 9 shall survive in accordance with their terms.

(b) As of the date of the Termination (the “Termination Date”), Licensee shall, and shall cause the Host to: (i) cease all affiliation with the Sublicensed Tournaments; (ii) either return or destroy (at Licensor’s sole and absolute discretion) any software, data, materials, including but not limited to Confidential Information of Licensor, in Licensee’s or the Host’s possession; (iii) cease all use of the Licensed Marks and destroy or return to Licensor (at Licensor’s sole and absolute discretion) all materials within its possession or control bearing or containing the Licensed Marks; and (iv) be responsible, at its sole cost and expense, for any requirements the gaming authorities may impose or otherwise may be imposed by applicable law solely on Licensee or the Host as a result of the termination of this Sublicense Agreement.

(c) The parties will make good faith efforts not less than sixty (60) days prior to the Termination Date to develop a transition plan: (i) to provide an orderly transition of the removal of any World Series of Poker indicia (including the Licensed Marks and any other Licensor or CIE intellectual property) from the Host Property; and (ii) to provide for the removal of any, software or other property in Licensee’s or the Host’s possession that is owned by Licensor or CIE.

(d) Each party shall return the Confidential Information of the other party, and permanently delete, purge and destroy all Confidential Information in electronic form (other than archival copies of Confidential Information on back up media provided that such Confidential Information is never restored for use).

(e) Within seven (7) business days after the Termination Date, Licensee will provide to Licensor an officer’s certificate of Licensee’s compliance with its obligations under this Section 5.6.

(f) Licensee shall pay all Fees, cost and expense reimbursements, and all other amounts due to Licensor through the Termination Date or fees and expenses for any services performed after the Termination Date within thirty (30) days after receipt of an invoice for the same.

5.7 Termination of CT License Agreement. If Licensor’s license under the CT License Agreement terminates under the terms thereof, this Sublicense Agreement shall automatically become a direct license between Licensee and CIE, provided that Licensee is compliant with the terms and conditions of this Sublicense Agreement and is not in breach of this Sublicense Agreement.

6.	REPRESENTATIONS; DISCLAIMERS OF WARRANTIES AND DAMAGES; INDEMNITY

6.1 Licensor hereby represents and warrants that, within the United States, Licensor is the owner of the entire right, title and interest in and to the Licensed Marks and that Licensee’s use of the Licensed Marks in accordance with the terms set forth in this Sublicense Agreement does not, to the knowledge of Licensor, infringe or conflict with the intellectual property rights of any third party. Licensor further represents and warrants that the rights granted to Licensee do not conflict with any contractual rights granted by Licensor and CIE to any third party.

6.2 EXCEPT AS SET FORTH IN SECTION 6.1, NEITHER CIE NOR LICENSOR MAKES ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

RELATED TO OR ARISING OUT OF THE LICENSED MARKS OR THIS SUBLICENSE AGREEMENT. EXCEPT AS SET FORTH IN SECTION 6.1, THE LICENSED MARKS ARE PROVIDED “AS IS,” AND CIE AND LICENSOR SPECIFICALLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES THAT MAY OTHERWISE ARISE FROM COURSE OF DEALING, USAGE OF TRADE OR CUSTOM.

6.3 LICENSEE ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE OPERATIONAL AND FINANCIAL BENEFITS AND RISKS ASSOCIATED WITH HOSTING THE SUBLICENSED TOURNAMENTS AND IS NOT RELYING ON ANY REPRESENTATION, WARRANTY. GUARANTEE, OR STATEMENT OF CIE, LICENSOR OR THEIR AFFILIATES OTHER THAN AS EXPRESSLY SET FORTH IN THIS SUBLICENSE AGREEMENT.

6.4 LIMITATION OF LIABILITY.

(a) LICENSOR AND CIE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR AND CIE SHALL NOT BE LIABLE FOR ANY TYPE OF INDIRECT. INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS, HOWSOEVER CAUSED OR ARISING, ON ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO EXPENSE FOR SUBSTITUTE EQUIPMENT OR SERVICE, LOSS OR CORRUPTION OF DATA, LOST PROFITS, LOST REVENUE, LOSS OF OPPORTUNITY, LOST PRODUCTION, LOSS OF OR DAMAGE TO GOODWILL AND REPUTATION, LOST INTEREST AND LOST SAVINGS. THIS LIMITATION SHALL APPLY EVEN IF LICENSOR AND CIE HAVE BEEN ADVISED, OR IS AWARE, OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS. IN NO EVENT SHALL RECOVERY OF ANY KIND AGAINST LICENSOR, CIE OR THEIR AFFILIATES BE GREATER IN AMOUNT THAN THE TOTAL AMOUNT OF THE TOTAL FEES ACTUALLY PAID TO LICENSOR PURSUANT TO THIS SUBLICENSE AGREEMENT, EXCEPT THAT THIS CAP ON DAMAGES SHALL NOT APPLY TO LICENSOR’S INDEMNITY WITH RESPECT TO THIRD PARTY CLAIMS OF INFRINGMENT PURSUANT TO SECTION 6.5(b). THESE LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

(b) LICENSEE. EXCEPT FOR (A) AMOUNTS PAYABLE PURSUANT TO THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.5, (B) LICENSEE’S BREACH OF SECTION 9.11, (C) LICENSEE’S FINANCIAL OBLIGATIONS HEREIN OR (D) ANY BREACH OF THIS SUBLICENSE AGREEMENT WITH RESPECT TO LICENSOR’S AND CIE’S INTELLECTUAL PROPERTY, LICENSEE SHALL NOT BE LIABLE FOR ANY TYPE OF INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS, HOWSOEVER CAUSED OR ARISING. THESE LIMITATIONS OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.5 Indemnity.

(a) Licensee agrees to fully defend, indemnify and hold harmless Licensor from and against any and all liabilities, claims, causes of action, suits, damages and expenses (including attorneys’ fees) arising out of or resulting from: (i) any claim (other than claims covered by Section 6.5(b) below) that the materials incorporating the Licensed Marks infringe a third party’s intellectual property; (ii) any claim (other than claims covered by Section 6.5(b) below) related to the Licensed Marks or materials incorporating the Licensed Marks including, without limitation, Licensee’s false or misleading advertising, or unauthorized use of a person’s likeness or image, in connection with any of the Licensed Marks or any violation of any applicable law or regulation in connection with the use, marketing, promotion, or distribution of any of the materials incorporating the Licensed Marks; (iii) any use of the Licensed Marks in a manner not authorized by this Sublicense Agreement; (iv) any claim for death, injury or property damage arising out of or related to a Sublicensed Tournament; or (v) any breach of this Sublicense Agreement by Licensee.

(b) Licensor agrees to fully defend, indemnify and hold harmless Licensee and the Host from and against any and all liabilities, claims, causes of action, suits, damages and expenses (including attorneys’ fees) arising out of or resulting from any claim that the use of the Licensed Marks pursuant to this Sublicense Agreement infringes a third party’s intellectual property rights.

6.6 Survival. This Section shall survive the expiration or any termination of this Sublicense Agreement.

7.	INSURANCE

Licensee agrees to comply with the obligations stated in Exhibit G hereto and to maintain in effect at all times during the Sublicense Term of this Sublicense Agreement the required insurance coverage set forth therein.

8.	GAMING LAWS

Licensor, CIE and their affiliates are required to adhere to strict laws and regulations regarding business relationships. If at any time Licensor determines, in its sole discretion, that a business relationship with Licensee or the Host, could violate any statutes and regulations regarding prohibited relationships with gaming companies, or if Licensor determines in good faith that it would be in its best interest to terminate its relationship with Licensee in order to protect any of its or CIE’s privileged gaming licenses, Licensor may immediately terminate this Sublicense Agreement with no liability to Licensee. If this Sublicense Agreement meets a threshold mandated by Licensor’s or CIE’s compliance policies, Licensee agrees to, and agrees to cause the Host to, complete and submit to Licensor a “Business Information Form”, and to undergo a background investigation to comply with Licensor compliance policies.

9.	MISCELLANEOUS

9.1 Governing Law; Severability; Jurisdiction and Venue.

(a) Governing Law. This Sublicense Agreement, and all disputes between the parties under or related to this Sublicense Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof If any provision of this Sublicense Agreement or the application thereof is held invalid or unenforceable to any extent, the remainder of this Sublicense Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

(b) Arbitration. Subject to Licensor’s right to obtain injunctive relief as provided in Section 9.3, any controversy or claim arising out of or relating to this Sublicense Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to the following provisions: (i) each party shall appoint an arbitrator and the two such arbitrators shall appoint a third neutral arbitrator; (ii) the arbitration proceedings shall be conducted in English in Las Vegas. Nevada; and (iii) any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9.2 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBLICENSE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBLICENSE AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE

EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS SUBLICENSE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

9.3 Injunctive Relief. Licensee acknowledges and agrees that Licensor and CIE would be irreparably damaged if any of the provisions of this Sublicense Agreement are not performed by Licensee in accordance with their specific terms, and that any breach of, threatened breach of, or failure to perform or comply with, this Sublicense Agreement by Licensee could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Licensor and CIE may be entitled at law or in equity, either of Licensor or CIE shall be entitled to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Sublicense Agreement, without posting any bond or other undertaking.

9.4 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by facsimile (with a copy sent by another means specified herein), by e-mail, or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered by hand or by courier service shall be deemed given upon receipt; notices delivered by facsimile or e-mail shall be deemed given twenty- four (24) hours after the sender’s receipt of confirmation of successful transmission; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to CT, to:

Caesars Tournament, LLC
One Caesars Palace Drive
Las Vegas, NV 89109
Attention:	General Counsel
Facsimile:	(702)407-6218

with a copy to:

Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attention:	General Counsel
Facsimile:	(702)407-6218

with a further copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	John Scott
Facsimile:	(212)492-0079

(b) if to CEC, to:

Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attention:	General Counsel
Facsimile:	(702)407-6218

with a further copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	John Scott
Facsimile:	(212) 492-0079

(c) if to RIO, to:

Rio Properties, LLC
One Caesars Place Drive
Las Vegas, NV 89109
Attention:	General Counsel, Caesars
Facsimile:	(702) 407 -6218

with a copy to:

Caesars Entertainment Corporation
One Caesars Palace Drive
Las Vegas, NV 89109
Attention:	General Counsel
Facsimile:	(702) 407-6218

with a further copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	John Scott
Facsimile:	(212) 492-0079

9.5 Binding Effect; Assignment.

(a) This Sublicense Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and legal representatives; provided, however, that neither party may assign this Sublicense Agreement and/or any of their rights or obligations hereunder, without the prior written consent of the other party. Notwithstanding the foregoing, subject to all regulatory approvals and the parties’ internal compliance policies, Licensor and Licensee may each assign this Sublicense Agreement and/or any of their rights or obligations hereunder in connection with the sale of all or substantially all of the stock, assets or voting control of either Licensor or Licensee, any merger or other business combination or corporate reorganization of Licensor or Licensee or any transaction pursuant to which more than 50% of the voting power or direct or indirect beneficial ownership of Licensor or Licensee is transferred (collectively, a “Change of Control Transaction”).

(b) In the event that CEC directly or indirectly enters into a transaction (whether by merger or sale of all or substantially all of the stock, assets or voting control of RIO) such that RIO is divested from and no longer affiliated with CEC (collectively, a “RIO Sale”), CEC may assign this Sublicense Agreement in whole (but not in part) without Licensor’s prior consent to RIO or a purchaser of all or substantially all of the assets of RIO (the “RIO Purchaser”). CEC shall provide Licensor with written notice of a RIO Sale within thirty (30) days of the closing of such a sale. Upon assignment to RIO or the RIO Purchaser in connection with a RIO Sale pursuant to this Section 9.5(b), RIO or the RIO Purchaser will no longer have the right to assign this Sublicense Agreement without Licensor’s consent, including pursuant to a Change of Control Transaction (which will be considered an assignment by RIO or the RIO Purchaser, as applicable). In the event Licensor grants such consent to Rio or the Rio Purchaser. Rio or the Rio Purchaser (as applicable) shall remain solely responsible for the acts or omissions of such authorized third-party as it relates to the use of the Licensed Marks. Any attempt by Rio or the Rio Purchaser (or any of their permitted successors or assigns) to assign or transfer this Sublicense Agreement or the rights granted herein, including pursuant to a Change of Control Transaction (which will be considered an assignment by RIO or the RIO Purchaser, as applicable), without the prior consent of Licensor shall render this Sublicense Agreement void ab initio.

9.6 Counterparts. This Sublicense Agreement may be executed in counterparts, including via facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

9.7 Entire Agreement; Amendments. The exhibits attached to this Sublicense Agreement are incorporated by reference and constitute a part of this Sublicense Agreement as if fully set forth herein. This Sublicense Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Sublicense Agreement may be amended only in a writing executed by each of the parties hereto.

9.8 Third Party Beneficiaries. CIE is an intended third party beneficiary of this Sublicense Agreement. Except for CIE, nothing in this Sublicense Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

9.9 Force Majeure. Neither party shall be liable for any delay or failure to perform its obligations excluding payment obligations hereunder due to a force majeure event (including, without limitation, strikes, shortages, riots, insurrection, fires, flood, storm, earthquakes, explosions, acts of God, war, civil unrest, terrorism, labor conditions, or any other cause that is beyond the reasonable control of the party). Each party shall use its reasonable commercial efforts to minimize the duration and consequences of any failure of or delay in performances resulting from a force majeure event and will furnish to the other party a detailed written response describing such event, its estimated duration and the actions proposed to be taken in response thereto. Under no circumstances will a force majeure event relieve Licensee of its obligation to pay the minimum license fee set forth in Section 2.1 of this Sublicense Agreement. Should a force majeure event delay Licensee’s non-financial obligations for a period of more than thirty (30) days, Licensor at its option may terminate this Sublicense Agreement.

9.10 Interpretation. The term “Sublicense Agreement” means this Sublicense Agreement as it may be modified by the parties from time to time and includes the recitals to this Sublicense Agreement and any exhibits to this Sublicense Agreement. When a reference is made in this Sublicense Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Sublicense Agreement unless otherwise indicated. The headings contained in this Sublicense Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Sublicense Agreement. Whenever the words “include,” “includes” or “including” are used in this Sublicense Agreement they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, words importing the singular include the plural and vice versa.

9.11 Confidentiality. Each party acknowledges that it may obtain confidential, non-public information of the other party (“Confidential Information”) under this Sublicense Agreement. Without limiting the foregoing, the terms and conditions of this Sublicense Agreement and any personally identifiable information provided under this Sublicense Agreement shall be deemed Confidential Information. Each party will protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that each such party uses to protect its own like information. Neither party will use the other’s Confidential Information for purposes other than those necessary to directly further the purposes of, or to exercise such party’s rights under, this Sublicense Agreement. Neither party will disclose to third-parties the other’s Confidential Information without the prior written consent of the other party, except (i) to attorneys, accountants, and similar professional advisors, contractors authorized to perform such party’s obligations and employees of such party to whom disclosure is necessary in order to effectuate the purposes of this Sublicense Agreement; or (ii) in response to a lawful order of a court of competent jurisdiction or other governmental body or in any public statements or communications that are required pursuant to any applicable law or for the exercise of any of such party’s rights hereunder (in which case such party will, to the extent practicable, promptly inform the other party in advance of such compelled disclosure and cooperate fully with the other party in protecting against any such compelled disclosure and obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality). Each party acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of the disclosing party, do not cause the recipient of the Confidential Information undue hardship, and that any violation of the provisions of this Section will result in irreparable injury to the disclosing party and its affiliates and that, therefore, the disclosing party shall be entitled to preliminary and permanent injunction relief in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which the disclosing party may be entitled. The obligations and restrictions contained in this Section shall survive the expiration or termination of this Sublicense Agreement for any reason.

9.12 Independent Contractor Status. Nothing in this Sublicense Agreement will be construed as creating a joint venture, partnership or employment relationship between Licensor and Licensee. Licensor and Licensee are independent contractors. Neither party will have the right, power or implied authority to create any obligation or duty on behalf of the other party.

9.13 Attorneys Fees. In the event of any dispute between the parties arising out of this Sublicense Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney fees and costs.

9.14 Waiver. The failure by any party to insist upon the strict performances of any covenant, agreement, term or condition of this Sublicense Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall not constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Sublicense Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Sublicense Agreement, but each and every covenant, agreement, term and condition of this Sublicense Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

9.15 Publicity. Each party agrees that, without the prior written consent of the other party, it and its personnel will not disclose or reveal to any person the terms and conditions of this Sublicense Agreement (including without limitation the Fees); provided, however, that either party may make such disclosure if required by applicable law.

9.16 Effectiveness. This Sublicense Agreement shall not be binding or effective until executed by both parties.

9.17 Legal Authority. Each party represents and warrants to the other that it has all necessary rights, powers and authority to enter into and perform this Sublicense Agreement and that the execution, delivery and performance of this Sublicense Agreement has been duly authorized by all necessary corporate action.

IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be made effective as of the Effective Date.

Licensee:	Licensor:
Caesars Entertainment Corporation	Caesars Tournament, LLC
By: Caesars Entertainment Corporation, its Sole Member

/s/ Jonathan Halkyard	/s/ Jonathan Halkyard
(Signature)	(Signature)
Jonathan Halkyard	Jonathan Halkyard
(Print)	(Print)
SVP & Chief Financial Officer	SVP & Chief Financial Officer
Title	Title
8/25/11	8/25/11
Date	Date